Exhibit 107

Calculation of Filing Fee Tables(1)

424(b)(5)
(Form Type)

InflaRx N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares, nominal value €0.12 per share	Rule 457(r)	10,823,529(2)	4.25	$46,000,000	0.00011020	$5,069.20

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$46,000,000		$5,069.20

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$5,069.20
(1)

These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in InflaRx N.V.’s Registration Statement on Form F-3 (File No. 333-239759), which was filed on July 8, 2020, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)	Includes 1,411,764 Ordinary Shares that are subject to the underwriters’ option to purchase additional shares.